UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  July 25, 2016

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In a Form 8-K furnished by Bloomin’ Brands, Inc. (the “Company”) on July 11, 2016, we announced entering into an agreement to sell our South Korean business. Also in that Form 8-K, we announced our preliminary expectation that, in connection with the sale, the Company would recognize a pre-tax impairment charge of approximately $9 million to $13 million during the thirteen weeks ended June 26, 2016, as well as additional tax liabilities. We are correcting our range of expectations for the pre-tax impairment charge, and now expect that the Company will recognize a pre-tax impairment charge, including costs to sell, of approximately $38 million to $42 million during the thirteen weeks ended June 26, 2016. The correction is primarily related to our calculations of foreign currency translation adjustments for the South Korea business, which we estimate will make up approximately $21 million of the pre-tax impairment charge.

As previously indicated, these charges are expected to be excluded from the Company’s adjusted metrics since they are not indicative of the Company’s core operating performance. The amounts and timing of all estimates remain preliminary and subject to a number of assumptions, and actual results may differ.

The correction resulted in no changes to deal terms or expected cash flows and we continue to expect the sale to be completed in the Company’s third fiscal quarter, subject to customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date: July 25, 2016	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President and Chief Legal Officer

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